UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Soliciting Material Pursuant to §240.14a-12

INTELLIGENT SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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4355 Shackleford Road
Norcross, Georgia 30093
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
YOU ARE INVITED TO attend the Annual Meeting of Shareholders of Intelligent Systems Corporation on Thursday, May 28, 2009 at 4:00 p.m., local time, at our corporate offices located at 4355 Shackleford Road, Norcross, Georgia 30093. At the Annual Meeting, shareholders will consider and vote on:
1.	Approval of alternative amendments to the Company’s Articles of Incorporation to effect a reverse stock split of our common stock at one of three ratios to be determined by the Board of Directors;

2.	The election of two directors to the Board of Directors to serve until the 2012 Annual Meeting; and

3.	Other matters that may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on Friday, April 17, 2009 will receive notice of and be entitled to vote at the meeting or any adjournment thereof.
A Proxy Statement and a proxy solicited by the Board of Directors are enclosed with this mailing. To ensure a quorum for the meeting and that your vote may be recorded, please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may revoke your proxy and vote in person. Our 2008 Annual Report to Shareholders is enclosed in the same document as the Proxy Statement.
By order of the Board of Directors,

Bonnie L. Herron
Secretary
April 24, 2009
Please complete and return the enclosed proxy promptly so that your vote may be recorded.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2009
We are sending this Proxy Statement to the shareholders of Intelligent Systems Corporation (the “company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Intelligent Systems Corporation and any adjournment thereof. The Annual Meeting will be held on May 28, 2009 at our corporate offices located at 4355 Shackleford Road, Norcross, Georgia 30093 at 4:00 p.m. local time. We expect to first mail this Proxy Statement and the accompanying proxy to shareholders on or about April 24, 2009.
VOTING
General
The securities that can be voted at the Annual Meeting consist of common stock of Intelligent Systems Corporation, $.01 par value per share. Each share entitles its owner to one vote on each matter submitted to the shareholders. There are no cumulative voting rights. The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on Friday, April 17, 2009. On that date, we had outstanding and entitled to vote 4,478,971 shares of common stock with each share entitled to one vote.
Quorum
A majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. We will treat shares that are withheld or abstain from voting as present at the Annual Meeting for purposes of determining a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.
Proxies
At the Annual Meeting, the persons named as proxies will vote all properly executed proxy cards delivered in connection with this solicitation and not revoked in accordance with the directions given. Shareholders should specify their choices with regard to each proposal to be voted upon on the accompanying proxy card. If no specific instructions are given with regard to a proposal to be voted upon, then the shares represented by a signed proxy card will be voted “FOR” such proposal. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.
Some of our shareholders hold their shares through a broker, bank, custodian or other nominee, rather than directly in their own name. This is commonly referred to as holding shares in “street name.” If you hold shares in street name, these proxy materials are being forwarded to you by your broker, bank, custodian or other nominee, which is considered, with respect to such shares, to be the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct the nominee how such shares should be voted. You also have the right to attend the Annual Meeting. However, since you are not the shareholder of record, you must first obtain a signed proxy from the shareholder of record giving you the right to vote the shares at the Annual Meeting. Your broker, bank, custodian or other nominee has enclosed or provided you a voting instruction card for you to use in directing the nominee how to vote your shares or obtain a proxy from the nominee.
You may revoke your proxy card in connection with this solicitation at any time prior to voting at the Annual Meeting by:
•	giving written notice to the Secretary of the company at 4355 Shackleford Road, Norcross, Georgia 30093, for shareholders of record, or
•	executing and delivering to the Secretary a later dated proxy, or
•	voting in person at the Annual Meeting.
You cannot revoke your proxy or voting instructions as to any matter upon which, prior to such revocation, a vote has been cast in accordance with the authority conferred by such proxy or voting instructions.

We will pay all expenses incurred in connection with the solicitation of proxies. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. We may solicit proxies by mail, telephone and personal contact by directors, officers, and employees of the company without additional compensation.
Dissenters’ Rights of Appraisal
There are no dissenter’s rights of appraisal with respect to the matters being acted upon at the Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table contains information concerning the only persons who are known to us to be beneficial owners of more than 5 percent of our common stock as of February 28, 2009, and the ownership of our common stock as of that date by each director, each executive officer named in the Summary Compensation Table and by all directors and officers as a group. There are no arrangements which may result in change of control of the company.

		Shares
		Beneficially		Percent
Beneficial Owner	Address	Owned[a,d]		of Class[a]

J. Leland Strange	4355 Shackleford Road	774,794	[b]	17.1%
Chairman of the Board, President, CEO	Norcross, GA 30093

Wallace R. Weitz & Company [c]	1125 South 103rd St., Suite 600	881,999		19.7%
	Omaha, NE 68124

James V. Napier, Director		38,100		*

John B. Peatman, Director		28,280		*

Parker H. Petit, Director		38,327		*

Francis A. Marks, Vice President		107,400		2.4%

Bonnie L. Herron		83,825		1.9%
Vice President, Chief Financial Officer and Corporate Secretary

All Directors and Executive Officers as a Group (7 persons)		1,162,972	[d]	25.0%

a.
Except as otherwise noted, beneficial ownership is determined on the basis of 4,478,971 shares of common stock issued and outstanding plus securities deemed outstanding pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended. Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), a person is deemed to beneficially own shares of the company’s common stock if that person has or shares “voting power”, which includes the power to vote or to direct the voting of a security, or “investment power”, which includes the power to dispose of or to direct the disposition of a security. An asterisk indicates beneficial ownership of less than 1 percent.

b.	Includes 96,953 shares owned by Jane H. Strange, Mr. Strange’s wife. Mr. Strange disclaims any beneficial interest in the shares.

c.
Based on information set forth in a Schedule 13G filed on January 14, 2009, in which Wallace R. Weitz and Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported beneficial ownership of 881,999 shares of common stock, of which Wallace R. Weitz and Company has the sole power to vote and to dispose.

d.
Includes 181,000 shares reserved for issuance to officers and directors pursuant to stock options that were exercisable at February 28, 2009 or within sixty days of such date which are deemed beneficially owned by such person pursuant to Rule 13d-3(d)(1) of the Exchange Act. The amounts reported above for Messrs. Napier, Peatman and Petit include 27,000 shares each for shares underlying stock options exercisable at February 28, 2009 or within sixty days of such date. The amounts reported above for Mr. Strange and Ms. Herron include 45,000 and 35,000 shares, respectively, for shares underlying stock options exercisable at February 28, 2009 or within sixty days of such date.

PROPOSAL 1 — APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT
Introduction
The Board of Directors (the “Board”) is recommending that the stockholders authorize our Board of Directors to effect a reverse stock split of our outstanding shares of Common Stock at a ratio of one-for-four, one-for-six or one-for-eight. If this proposal is approved, the Board will have the authority to decide, within twelve (12) months from the Annual Meeting, whether to implement the reverse stock split and at which ratio, if it is to be implemented. If the Board decides to implement the reverse stock split, it will become effective upon the filing of the amendment to our Articles of Incorporation with the Secretary of State of the State of Georgia (the “Effective Date”). If the reverse stock split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board. The total number of authorized shares is 22,000,000, consisting of 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The form of the amendment to our Articles of Incorporation to effect the reverse stock split is attached as Exhibit 1 to this proxy statement.
Purpose and Background of the Reverse Stock Split
The Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of our Common Stock. We believe that an increased stock price may encourage investor interest and improve the marketability of the Company’s Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts for retail investors. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks. We believe that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Company’s Common Stock.
The purpose of seeking stockholder approval of alternative exchange ratios of 1:4, 1:6, and 1:8, rather than a fixed exchange ratio, is to provide the Company with the flexibility to achieve the desired results of the reverse stock split based on the circumstances. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select one of the three ratios. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split if this proposal is approved. If the stockholders approve the proposal, and the Board determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse stock split, including the specific ratio selected by the Board. If the Board does not implement the reverse stock split within twelve (12) months from the Annual Meeting, the authority granted in this proposal to implement the reverse stock split will terminate automatically. The Board reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that it is not in the best interests of the Company at that time.
The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent to the de minimus extent resulting from the treatment of fractional shares. In lieu of issuing fractional shares, the shares owned by each shareholder who would have otherwise be entitled to a fractional share will be rounded up to the nearest whole share.
The Board believes that the reverse stock split will increase the nominal price level of our Common Stock. The Board cannot predict, however, the precise effect of the reverse stock split upon the market price for the Common Stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of Common Stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse stock split, which would reduce our market capitalization. The market price per post-reverse stock split share may not remain at a level higher than it was pre-reverse stock split and the price may also vary based on our performance and other factors.

The principal effects of the reverse stock split will be that:
(i) the number of shares of Common Stock issued and outstanding and the number of authorized shares of Common Stock will be reduced as follows, depending on the exact split ratio chosen by the Board.

	Issued and Outstanding Shares of		Total Authorized Shares
Reverse Stock Split Ratio	Common Stock*	Total Authorized Shares	of Common Stock
One-for-four (1:4)	1,119,743	5,500,000	5,000,000
One-for-six (1:6)	746,495	3,666,667	3,333,333
One-for-eight (1:8)	559,872	2,750,000	2,500,000

*
Approximate range based on the number of shares of Common Stock is based on 4,478,971 shares outstanding as of March 31, 2009. The exact number would be determined by the number of outstanding shares on the date the reverse stock split is effected.

(ii) all outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, one-fourth, one-sixth or one-eighth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split, at an exercise price equal to four, six or eight times the exercise price specified before the reverse stock split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse stock split,
(iii) the number of shares reserved for issuance pursuant to the Company’s stock incentive plans will be reduced to one-fourth, one-sixth or one-eighth of the number of shares currently included in each such plan.
The reverse stock split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to one-fourth, one-sixth or one-eighth of its present amount, depending on the exact ratio of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.
The amendment to the Articles of Incorporation will not change the terms of the Common Stock. After the reverse stock split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares. The Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse stock split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.
The reverse stock split will not change the terms of the Preferred Stock, none of which are outstanding.
The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the reverse stock split is approved by our stockholders, and the Board determines it is in the best interests of the Company to effect the split, the reverse stock split would become effective at such time as the amendment to the Company’s Articles of Incorporation, the form of which is attached as Exhibit 1 to this proxy statement, is filed with the Secretary of State of the State of Georgia. Upon the filing of the amendment, all of the Company’s existing Common Stock will be converted into new Common Stock as set forth in the amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. American Stock Transfer and Trust Company, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre- reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse stock split. Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
Fractional Shares
We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. In lieu of issuing fractional shares, the Company will round up the number of shares held by each stockholder who would otherwise have been entitled to a fraction of a share to the nearest whole share.
Criteria to be Used for Decision to Apply the Reverse Stock Split
If the stockholders approve the reverse stock split, the Board will be authorized to proceed with the reverse stock split. In determining whether to proceed with the reverse stock split and choosing one of the three ratios, the Board will consider the best interests of the Company, including a number of factors such as general prevailing market and economic conditions, prevailing and historical trading prices and trading volume of the Company’s Common Stock, the NYSE Amex listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued Common Stock.
No Dissenter’s Rights
Under the Georgia Business Corporation Act, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the Company’s Articles of Incorporation to effect the reverse stock split, and the Company does not intend to independently provide stockholders with any such right.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The Company believes that the Federal income tax consequences of the reverse stock split to shareholders will be as follows:
1.	No gain or loss will be recognized by a shareholder on the surrender of the existing shares or receipt of a certificate representing new shares.
2.	The aggregate tax basis of the new shares of Common Stock will equal the aggregate tax basis of the existing shares exchanged therefor.
3.	The holding period of the new shares will include the holding period of the existing shares if such existing shares were held as capital assets on the date of the exchange.
4.	The conversion of the existing shares into new shares will produce no gain or loss to the Company.
The Company’s opinion is not binding upon the Internal Revenue Service or the Courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the position as expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, state and local tax consequences of the reverse stock split.

Approval Required
The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock outstanding as of the record date is required to approve alternative amendments of the Company’s Articles of Incorporation to effect a reverse stock split of the Common Stock of one-for-four (1:4), one-for-six (1:6) or one-for-eight (1:8). Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PROPOSAL 2 — THE ELECTION OF TWO DIRECTORS
Nominees
At the Annual Meeting of Shareholders, shareholders will elect two directors to the Board to serve a three-year term until the 2012 Annual Meeting of Shareholders. The other directors’ terms expire at the Annual Meeting of Shareholders listed in the following table for each category of directors, or upon their earlier death, resignation or removal from office. Directors are elected by a plurality of the shares present and voting at the meeting. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, shares that are withheld or abstain from voting and broker non-votes will have no effect on the outcome of the vote. Unless contrary instructions are given, the persons named as proxies will vote the shares represented by a signed proxy card “FOR” the nominees.
If a nominee withdraws for any reason or is not able to serve as a director, the proxy will be voted for another person designated by the Board as substitute nominee, but in no event will the proxy be voted for more than two nominees. The Board has no reason to believe that the nominees will not serve if elected.
The Board has nominated the persons named in the following table to serve as directors of the company. The nominees are currently directors of the company. The nominees and other directors gave us the following information concerning their current age, other directorships, positions with the company, principal employment and shares of our common stock beneficially owned as of February 28, 2009.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO ELECT TWO NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

			Shares of Common Stock
			Beneficially Owned
Name	Age	Position / Principal Occupation	(Percent of Class)

Nominees for election to serve until the 2012 Annual Meeting

James V. Napier 1 & 2	72	Director, Retired, former Chairman of the Board of Scientific Atlanta, Inc.	38,100	*

J. Leland Strange	67	Director, Chairman of the Board, President and Chief Executive Officer	774,794	17.1%

Incumbent director elected to serve until the 2011 Annual Meeting

Parker H. Petit 1 & 2	69	Director, Chairman, President of The Petit Group	38,327	*

Incumbent director elected to serve until the 2010 Annual Meeting

John B. Peatman 1 & 2	74	Director, Professor of Electrical Engineering at Georgia Institute of Technology	28,280	*

*	Less than one percent; share amount includes 27,000 shares pursuant to stock options exercisable at February 28, 2009 or within sixty days of such date.

1.	Audit Committee.

2.	Compensation Committee.

Mr. Napier has served as a director since 1982. Mr. Napier served as Chairman of the Board of Scientific-Atlanta, Inc., a firm involved in cable television electronics and satellite-based communication networks, from 1993 until November 2000. He serves as a director of McKesson Corporation, Vulcan Materials Company and Wabtec Corporation. The Board has determined that Mr. Napier is an independent director under applicable rules of the NYSE Amex.
Dr. Peatman has served as a director since 1979 and has been a Professor of Electrical Engineering at the Georgia Institute of Technology since 1964. The Board has determined that Dr. Peatman is an independent director under applicable rules of the NYSE Amex.
Mr. Petit has served as a director since 1996. Mr. Petit is the President of The Petit Group, a private investment company. Mr. Petit served as Chairman of the Board and Chief Executive Officer of Matria Healthcare, Inc., a comprehensive disease management services company listed on the NASDAQ National Market, from March 1996 to September 2008. He also serves as a director of Logility, Inc. The Board has determined that Mr. Petit is an independent director under applicable rules of the NYSE Amex.
Mr. Strange has served as our President since 1983 and our Chief Executive Officer and Chairman of the Board since 1985.
There are no family relationships among any of the company’s directors and executive officers.
There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to an evaluation of the ability and integrity of any director, executive officer or control person of the company during the past five years. There are no proceedings to which any director, officer, affiliate, any owner of record or beneficially of more than 5 percent of our common stock, or any security holder of the company is an adverse party to the company or has a material interest adverse to the company.
Three of the four directors and all of the members of the Audit Committee are independent, as such term is defined in the listing standards of the NYSE Amex and the rules of the SEC. The Audit Committee meets the composition requirements of NYSE Amex’s listing standards for Small Business Issuers (as defined by the rules of NYSE Amex).
Meetings and Committees of the Board of Directors
The Board met five times during the year ended December 31, 2008 and acted by unanimous consent on one occasion. The Board has established an audit committee, a compensation committee, and a plan committee, but has no nominating committee. The Audit Committee of the Board met four times during 2008. During 2008, the Audit Committee consisted of Messrs. Peatman, Petit, and Napier. In 2008, the Audit Committee appointed the company’s independent auditor, met with the independent auditor to review its report on the 2007 audit and the 2008 quarterly reviews, and carried out a number of other responsibilities, as outlined in the Audit Committee Charter.
All members of the Audit Committee currently meet the applicable independence and qualifications standards of the NYSE Amex. The Board has determined that Mr. Petit and Mr. Napier are financial experts as defined by the rules of the SEC, and are financially sophisticated as defined in the listing standards of NYSE Amex. The Board based this determination, in part, on Mr. Petit’s experience in actively supervising senior financial and accounting personnel and in overseeing the preparation of financial statements as the Chief Executive Officer and Chairman of a publicly-traded company. In addition, Mr. Napier’s experience includes serving on the audit committees of several large publicly traded companies as well as serving in executive positions and as chairman of publicly traded companies.
The Board has a Compensation Committee consisting of the three independent directors, Messrs. Napier, Petit and Peatman. The Compensation Committee met in early 2008 to review and approve management compensation. The Compensation Committee reviews, makes recommendations and approves the appropriate compensation level for the officers of the company and any changes in the company’s various benefit plans covering executive officers or directors. The Compensation Committee does not have a charter. In performing its work, the Compensation Committee has not relied on compensation consultants. From time to time, the Compensation Committee has sought input from publicly available data compiled by executive officers of the company relating to compensation paid to executive officers and directors in similar size, publicly traded companies in the same geographic area as the company is located. The Compensation Committee has also solicited input from the CEO with respect to compensation of non-CEO executive officers.

The Plan Committee, which did not meet in 2008, is responsible for administering the 2003 Stock Incentive Plan including selecting individuals who will receive stock option grants and determining the timing, pricing and amounts of the options granted. The Plan Committee has the same members as the Compensation Committee.
All directors attended all of the meetings of the Board and the Committees of the Board on which they serve.
The company does not currently have a standing nominating committee. Please see “Nominations Process” below for information regarding the company’s policies and procedures for director nominations.
Executive Officers
The following information is provided about our non-director executive officers as of March 31, 2009.

Name	Age	Position / Principal Occupation

J. William Goodhew, III	71	Vice President
Bonnie L. Herron	61	Vice President, Chief Financial Officer and Secretary
Francis A. Marks	75	Vice President
Mr. Goodhew joined the company in 1997 as Vice President. He was President of Peachtree Software, Inc. from 1985 through 1996. He is former Chairman of the Board of Navision Software A/S.
Mr. Marks joined the company in May 1982 as Vice President of Product Line Programs after 26 years with IBM Corporation in a variety of managerial and executive positions. He was appointed Vice President in 1983 and also serves as President of ChemFree Corporation, one of our wholly owned subsidiaries, to which he devotes substantially all of his attention.
Ms. Herron joined the company in 1982 as Director of Planning at one of our subsidiaries and subsequently at the corporate level. She was elected Corporate Secretary in 1987, Vice President in 1990, and Chief Financial Officer in 1999.
The Board of Directors elects the executive officers to serve until they are removed, replaced or resign.
Executive Compensation
Summary Compensation Table

				Other Annual
		Salary	Bonus	Compensation	Total
Name and Principle Position	Year	$	$	$	$
J. Leland Strange	2008	273,942	—	—	273,942
President & Chief Executive Officer	2007	275,000	—	3,375	278,375

Francis A. Marks	2008	149,135	147,208	2,151	298,494
Vice President	2007	142,308	147,208	2,135	291,651

Bonnie L. Herron	2008	154,403	—	2,316	156,719
Vice President, Chief Financial Officer & Secretary	2007	155,000	—	2,325	157,325
The table above sets forth information regarding compensation awarded to, earned by or paid to the company’s CEO and the company’s two most highly compensated executive officers other than the CEO (the “named executive officers”). None of the named executive officers has an employment agreement with the company and the company does not have any corporate non-equity incentive plans or nonqualified deferred compensation plans. From time to time, officers may be awarded bonuses to recognize achievement of corporate or subsidiary goals or other accomplishments. In 2007 and 2008, Mr. Marks participated in a bonus plan at our ChemFree subsidiary for which he serves as the president and chief executive officer. Based on the subsidiary’s achievement of revenue and earnings substantially in excess of its goals for 2007 and 2008, Mr. Marks was awarded a bonus of $147,208 for each year. During the two years ended December 31, 2008, the company did not make any stock awards or option awards and did not reprice any previously issued stock options. All Other Compensation shown above includes matching contributions by the company to the respective accounts of the executive officers pursuant to the terms of our Tax-Deferred Savings and Protection Plan (the “401(k) Plan”). Such amounts are fully vested. It is our policy to provide executives with the same benefits provided to all other employees with respect to medical, dental, life insurance and 401(k) plans.

Effective December 1, 2008, as part of the corporate plan to reduce expenses in 2009, the named executive officers voluntarily reduced their base salary by 10% (Mr. Strange and Ms. Herron) and 15% (Mr. Marks). The Board approved such salary reductions for 2009.
Outstanding Equity Awards at Fiscal Year End
Option Awards

	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date

J. Leland Strange	45,000	- 0 -	$1.51	3/4/2013
Francis A. Marks	- 0 -	- 0 -	NA	NA
Bonnie L. Herron	35,000	- 0 -	$1.51	3/4/2013
All stock options shown above were issued on March 3, 2003 and vested in one third increments on the first, second and third anniversaries of the grant date. There were no options granted to officers in the two years ended December 31, 2008. The company does not have any Stock Award Plans.
The company does not have any plans for executive officers that provide for the payment of retirement benefits.
Effective January 1, 1992, the company adopted the Change in Control Plan for Officers so that if control of the company changes in the future, management would be free to act on behalf of the company and its shareholders without undue concern for the possible loss of future compensation. A “change in control” means either: (i) the accumulation by an unrelated person of beneficial ownership of more than 25 percent of the company’s common stock, (ii) the sale of all or substantially all of the company’s assets to an unrelated person, in a merger or otherwise, or (iii) a change of control within the meaning of any rules promulgated by the Securities and Exchange Commission.
Under the Change in Control Plan, if the employment of an officer of the company terminates for any reason within 12 months after a change in control, the officer would receive a lump sum cash payment in an amount equal to twice the total of (i) such officer’s base annual salary at the time of termination, (ii) the cash value of annual benefits, and (iii) such officer’s bonus for the most recent year, if any. Additionally, upon a change in control, all options shall vest and the exercise period for all options becomes the longer of (i) one year after the date of termination or (ii) the exercise period specified in the officer’s option agreement. The right to such benefits would lapse one year after the occurrence of the last change in control event to occur if there were no actual termination during that period. The named executive officers have been designated by the Board as participants in the Change in Control Plan. No amounts have been accrued or paid to any executive officer pursuant to the Change in Control Plan and there is no arrangement presently that would result in a change in control.

Director Compensation
The table below sets forth all compensation paid to non-executive directors in the year ended December 31, 2008. The company does not have a stock award plan or non-equity incentive plan for directors. The company has a Non-Employee Director Stock Option Plan (described below).
Director Compensation

	Fees Earned or		All Other
	Paid in Cash	Option Awards (1.)	Compensation	Total
Name	$	$	$	$
James V. Napier	16,000	6,760	—	22,760
John B. Peatman	16,000	6,760	—	22,760
Parker H. Petit	16,000	6,760	—	22,760

1.
In 2008, each director was awarded 4,000 stock options at fair market value on the date of grant pursuant to the terms of the Non-Employee Director Stock Option Plan. The amount reported is the non-cash amount recognized for financial statement reporting in accordance with FAS 123R. At December 31, 2008, each non-executive director has an aggregate of 33,000 stock options outstanding, of which 27,000 are fully vested and exercisable.

All non-employee directors have the same compensation plan. Non-employee directors earn $8,000 per year plus a fee of $2,000 per meeting of the Board of Directors. There is no additional compensation for serving on a committee of the Board of Directors. Total cash compensation is capped at $16,000 annually. Effective January 1, 1992, the company adopted the Outside Directors’ Retirement Plan which provides for each non-employee director, upon resignation from the Board after reaching the age of 65, to receive a lump sum cash payment equal to $5,000 for each full year of service as a director of the company (and its predecessors and successors) up to $50,000. No amounts were paid to any director with respect to the Outside Directors’ Retirement Plan in 2008. At December 31, 2008 and 2007, we have accrued $150,000 for future payments under the Outside Directors’ Retirement Plan. Effective August 22, 2000, the company adopted the Non-Employee Director Stock Option Plan which provides for an initial grant to each director of 5,000 options to purchase common stock of the company and annual grants of 4,000 options on the date of each subsequent Annual Meeting. Options are granted at fair market value on the date of grant. In 2008, each director received a grant of 4,000 options on May 29, 2008, the date of the Annual Meeting of Shareholders.
Audit Committee Report
In March 2004, the Board of Directors amended the company’s Audit Committee Charter. The Audit Committee Charter, which is reviewed annually, includes organization and membership requirements, a statement of policy and the Committee’s authority and responsibilities.
Management is responsible for our company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. As outlined in more detail in the Audit Committee Charter, the Audit Committee’s responsibility is generally to approve all services provided by and compensation paid to the independent auditors; review the adequacy of the company’s internal and disclosure controls and risk management practices; review and monitor the annual audit of the financial statements including the financial statements produced and notes thereto; review SEC filings containing the company’s financial statements; regularly meet with the independent auditors and management in separate sessions; and authorize investigations into any matter within the scope of their responsibilities. During fiscal year 2008 and through March 31, 2009, among its other activities, the Audit Committee:
•	engaged the independent auditors and established their compensation;
•	reviewed and discussed with management and the independent auditors the audited financial statements of the company as of December 31, 2007 and 2008 and for the years then ended;
•	discussed with the independent auditors their reviews of the quarterly unaudited financial statements of the company for fiscal 2008;
•	discussed with the independent auditors the matters required to be discussed by PCAOB standards (SAS No.’s 61, 89 and 90); and
•
received from the independent auditors the written disclosures and written affirmation of their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm’s independence.

Based upon the reviews and discussions summarized above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Parker H. Petit (Chair)
John B. Peatman
James V. Napier
Nominations Process
The Board has not appointed a standing nominating committee or adopted a formal nominating committee charter because the Board has determined that due to the size, make-up, independence, long tenure and low turnover of the current Board of Directors, there would be limited benefit to the company or its shareholders to do so. Currently, James V. Napier, Parker H. Petit and John B. Peatman, all of whom meet the applicable NYSE independence requirements, participate in the consideration of director nominees. Messrs. Napier, Petit and Peatman also nominate the officers of the company for election by the Board of Directors.
The Board has not previously formed a policy with respect to consideration of candidates nominated by shareholders since there have been no such nominations. However, it is the Board’s intent to consider any security holder nominees that may be properly and timely put forth in the future. The Board has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Board to review from time to time the appropriate size of the Board and the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the company at a given time. Given the current composition, stability and size of the Board and the company and the fact that the director nominees are standing for re-election, the Board has not considered other candidates for election at the upcoming Annual Meeting of Shareholders. There is one vacancy on the Board at the present time due to the retirement of a director in 2003. The Board has not presently named a nominee for the vacant seat because it has decided that the size of the Board is appropriate at the present time, but it may do so in the future. Security holders wishing to nominate a candidate for consideration at the Annual Meeting of Shareholders in 2010 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Board in care of the Secretary of the company and be received no later than 120 days before the date of the Annual Meeting of Shareholders. The Board will evaluate any such nominees in a manner similar to that for all director nominees.
Communication Between Security Holders and the Board of Directors
Security holders wishing to communicate with members of the Board should send a letter to the Secretary of the company with instructions as to which director(s) is to receive the communication. The Secretary will forward the written communication to each member of the Board identified by the security holder or, if no individual director is identified, to all members of the Board of Directors. The company has not in the past required members of the Board to attend each Annual Meeting of Shareholders because the formal meetings have been attended by very few shareholders, and have generally been very brief and procedural in nature. One of the company’s directors attended the 2008 Annual Meeting of Shareholders. The Board will continue to monitor shareholder interest and attendance at future meetings and reevaluate this policy as appropriate.
CODE OF ETHICS
The company has adopted a Code of Ethics that applies to all directors, officers, and employees. The Code of Ethics is posted on our website at www.intelsys.com. The company discloses on its website, within the time required by the rules of the SEC, any waivers of, or amendments to, the Code of Ethics for the benefit of an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require our executive officers and directors and persons who own more than ten percent of our common stock, as well as certain affiliates of these persons, to file initial reports of ownership of our common stock and changes in such ownership with the Securities and Exchange Commission. The Securities and Exchange Commission also requires executive officers, directors and persons owning more than ten percent of our common stock to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2008, the executive officers, directors, and persons owning more than ten percent of our common stock and affiliates of these persons have complied with all applicable filing requirements in a timely manner, except that Mr Strange did not file a report on Form 4 in a timely manner related to the purchase of a total of 1,900 shares of stock in open market transactions between October 10 and December 23, 2008. Such report on Form 4 was filed by Mr. Strange on December 23, 2008.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Effective November 1, 2008, the Board appointed Habif, Arogeti and Wynne, LLP (“HAW”) as the company’s independent registered public accountants in connection with the combination of HAW and Tauber & Balser, PC (“T&B”), the company’s former independent registered accountants. HAW acted as our independent registered public accounting firm for the fiscal year ended December 31, 2008. We expect that representatives of HAW will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Audit Committee has not yet selected auditors for the current fiscal year ending December 31, 2009 because historically this decision is made in the second half of the year. The following is a summary of fees and expenses billed to the company by T&B, for services rendered during the fiscal year ended December 31, 2007 and through November 1, 2008 and for services rendered by HAW for services from November 1, 2008 through December 31, 2008:
Audit Fees — We were billed aggregate fees of $151,902 for review and audit services by T&B for the period January 1, 2008 through November 1, 2008 and $13,017 for review services by HAW for the period November 1, 2008 through December 31, 2008. We were billed aggregate fees of $169,971 for review and audit services by T&B in the year ended December 31, 2007.
Audit-Related Fees — These fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our Financial Statements and are not reported under “Audit Fees”. In the year ended December 31, 2008 we were billed $12,234 by T&B for such services. In the year ended December 31, 2007, we were billed $15,220 by T&B for such fees.
Fees for Tax Services — We did not incur any fees for tax services by our independent auditors during the two years ended December 31, 2008.
All Other Fees — We did not incur any fees for other services by our independent auditors during the two years ended December 31, 2008.
It is the policy of the Audit Committee to approve in advance, either verbally or in writing, all audit services and permitted non-audit services provided to the company by the independent accountants. All such services were pre-approved by the Audit Committee in the two years ended December 31, 2008.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The lease on our headquarters and primary facility at 4355 Shackleford Road, Norcross, Georgia is held by ISC Properties, LLC, an entity controlled by our Chairman and Chief Executive Officer, J. Leland Strange. Mr. Strange holds a 100% ownership interest in ISC Properties, LLC. In each of the years ending December 31, 2008 and 2007, we paid $465,000 and $459,000, respectively, in rent to ISC Properties, LLC.

SHAREHOLDERS’ PROPOSALS FOR ANNUAL MEETING IN 2010
Shareholders who wish to submit a proposal for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders must submit such proposals so that they are received by the company no later than December 25, 2009. Such proposals must comply with Exchange Act Rule 14a-8 and all other applicable proxy rules and requirements contained in our bylaws relating to shareholder proposals to be included in our proxy materials. Shareholders intending to present proposals at the Annual Meeting of Shareholders in 2010 but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 should submit these proposals to the Secretary of the company by certified mail, return receipt requested, at our offices in Norcross, Georgia on or before December 25, 2009. Our bylaws contain an advance notice provision that states that, among other things, in order for business to be brought properly before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary of the company. To be timely under the Bylaws, a shareholder’s notice must be received at our principal offices by December 25, 2009.
OTHER MATTERS WHICH MAY COME BEFORE THE MEETING
The Board is not aware of any matter other than those stated above that are to be brought before the meeting. However, if any other matter should be presented for consideration and voting, the persons named in the enclosed form of proxy intend to vote the proxy in accordance with their judgment of what is in the best interest of the company.
ADDITIONAL INFORMATION
Any record or beneficial owner of our common stock as of April 17, 2009 may request a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008, including financial statements and schedules. Shareholders may also view and download a copy of our Annual Report on Form 10-K from our web site at www.intelsys.com. Any request for the Form 10-K should be in writing addressed to: Bonnie L. Herron, Intelligent Systems Corporation, 4355 Shackleford Road, Norcross, Georgia 30093. We will provide copies of any exhibits to the Form 10-K upon request and upon the payment of our reasonable expenses in furnishing such exhibits.
IMPORTANT NOTICE CONCERNING THE AVAILABLITY OF PROXY MATERIALS
This Proxy Statement and our Annual Report to Shareholders are available at http://materials.proxyvote.com/45816D.

Articles of Amendment
of
Articles of Incorporation
of
INTELLIGENT SYSTEMS CORPORATION
I. The name of the corporation is Intelligent Systems Corporation (hereinafter called the “Corporation”);
II. Article Two of the Articles of Incorporation of the Corporation is hereby amended by adding to the end of Part A of Article Two the following:
[NOTE: THE BOARD OF DIRECTORS OF THE COMPANY WILL IMPLEMENT A SPLIT BASED ON ONE OF THE FOLLOWING RATIOS: ONE-FOR-FOUR, ONE-FOR-SIX, OR ONE-FOR-EIGHT, THE TEXT BELOW WILL BE MODIFIED TO REFLECT THE REVERSE STOCK SPLIT SELECTED BY THE BOARD.]
“Each [NUMBER TO BE DETERMINED BASED ON RATIO] shares of the Common Stock issued and outstanding immediately prior to the time this amendment becomes effective (the “Effective Time”), shall be automatically changed and reclassified without further action, into one fully paid and nonassessable share of Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than [NUMBER TO BE DETERMINED BASED ON RATIO] shares of Common Stock or any number of shares of Common Stock which, when divided by [NUMBER TO BE DETERMINED BASED ON RATIO], does not result in a whole number, the fractional share interest of Common Stock held by such holder as a result of such change and reclassification shall be rounded upward to the nearest whole share. Each holder of record of a certificate or certificates that immediately prior to the Effective Time represents outstanding shares of Common Stock (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the number of whole shares of Commons Stock into which the shares of the Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Time.”
III. The foregoing amendment was duly approved and adopted by the shareholders of the Corporation on  _____, 2009 in accordance with §14-2-1003 of the Georgia Business Corporation Code.
IV. This amendment shall be effective at  _____  p.m. on  _____, 2009.

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chairman of the Board on  _____, 2009.

J. Leland Strange, Chairman of the Board, President & CEO

ANNUAL MEETING OF STOCKHOLDERS OF
INTELLIGENT SYSTEMS CORPORATION
May 28, 2009
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê    Please detach along line and mail in the envelope provided.    ê

the board of directors recommends a vote “for” the approval of an amendment to the company’s arcticles of incorporation to effect a reverse stock split and “for” the election of two directors. please sign, date and return promptly in the enclosed envelope. please mark your vote in blue or black ink as shown here ☒

1.	Approval of Amendment to the Company’s Articles of Incorporation to Effect a Reverse Stock Split
☐	For
☐	Against
☐	Abstain
2.	Election of Two Directors:
☐	For the nominees
O	James V. Napier

O	J. Leland Strange
☐	Withhold authority for the nominees

☐	for all except (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
To change the address on your account, please check the box at the right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
This proxy will be voted as directed. If no instructions are specified, the proxy will be voted “FOR” Proposals 1 and 2.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTELLIGENT SYSTEMS CORPORATION
PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
The undersigned, a stockholder of common stock, $.01 par value (the “Common Stock”) of Intelligent Systems Corporation, a Georgia corporation (the “Company”) hereby appoints J. Leland Strange and Bonnie L. Herron, and each of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 2009 at 4:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as of the record date, April 17, 2009 as directed on the reverse, and in their discretion, upon such other matters as may come before the meeting.
(To be Signed on Reverse Side)
SEE REVERSE
SIDE
14475